                                 Exhibit 10.38

                                TABLE OF CONTENTS

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
ARTICLE I THE MERGER.................................................................................1

         1.1      The Merger.........................................................................1
         1.2      Effective Time.....................................................................1
         1.3      Effect of the Merger...............................................................2
         1.4      Certificate of Incorporation and Bylaws............................................2
         1.5      Directors and Officers.............................................................2
         1.6      Effect of Merger on the Capital Stock of the Constituent Corporations..............2
         1.7      Surrender of Certificates..........................................................4
         1.8      No Further Ownership Rights in Company Common Stock................................5
         1.9      Lost, Stolen or Destroyed Certificates.............................................6
         1.10     Taking of Necessary Action; Further Action.........................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................6

         2.1      Organization of the Company........................................................6
         2.2      Company Capital Structure..........................................................7
         2.3      Authority..........................................................................8
         2.4      No Conflict........................................................................8
         2.5      Consents...........................................................................9
         2.6      Company Financial Statements.......................................................9
         2.7      No Undisclosed Liabilities........................................................10
         2.8      No Changes........................................................................10
         2.9      Tax Matters.......................................................................12
         2.10     Restrictions on Business Activities...............................................15
         2.11     Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment....15
         2.12     Intellectual Property.............................................................16
         2.13     Agreements, Contracts and Commitments.............................................19
         2.14     Interested Party Transactions.....................................................20
         2.15     Governmental Authorization........................................................21
         2.16     Litigation........................................................................21
         2.17     Accounts Receivable...............................................................21
         2.18     Accounts Payable..................................................................21
         2.19     Minute Books......................................................................22
         2.20     Environmental Matters.............................................................22
         2.21     Brokers' and Finders' Fees; Third Party Expenses..................................23
         2.22     Employee Benefit Plans and Compensation...........................................23
         2.23     Insurance.........................................................................26
         2.24     Compliance with Laws..............................................................26


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                               TABLE OF CONTENTS
                                  (continued)

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         2.25     Warranties; Indemnities...........................................................27
         2.26     Complete Copies of Materials......................................................27
         2.27     Representations Complete..........................................................27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.......................................27

         3.1      Liens and Encumbrances............................................................27
         3.2      Title.............................................................................27
         3.3      Authorization.....................................................................27
         3.4      Ownership and Rights..............................................................28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................................28

         4.1      Organization, Standing and Power..................................................28
         4.2      Authority.........................................................................28
         4.3      Capital Structure.................................................................28
         4.4      No Conflict.......................................................................29
         4.5      Consents..........................................................................29
         4.6      SEC Documents; Parent Financial Statements........................................29

ARTICLE V ADDITIONAL AGREEMENTS.....................................................................30

         5.1      Registration Rights Agreement.....................................................30
         5.2      Restrictions on Transfer..........................................................30
         5.3      Access to Information.............................................................30
         5.4      Confidentiality...................................................................31
         5.5      Expenses..........................................................................31
         5.6      Reasonable Efforts................................................................31
         5.7      Notification of Certain Matters...................................................31
         5.8      Additional Documents and Further Assurances.......................................32
         5.9      Employee Benefits.................................................................32
         5.10     Employment Offers.................................................................32
         5.11     Removal of Liens..................................................................32
         5.12     Stockholder List..................................................................32

ARTICLE VI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..............................32

         6.1      Survival of Representations, Warranties and Covenants.............................32
         6.2      Recovery For Losses...............................................................33

ARTICLE VII GENERAL PROVISIONS......................................................................33

         7.1      Notices...........................................................................33
         7.2      Interpretation....................................................................35

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                               TABLE OF CONTENTS
                                  (continued)

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         7.3      Counterparts......................................................................35
         7.4      Entire Agreement; Assignment......................................................35
         7.5      Severability......................................................................35
         7.6      Other Remedies....................................................................35
         7.7      Governing Law.....................................................................35
         7.8      Rules of Construction.............................................................36

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


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of November 8, 2000 by and among XCare.net, Inc., a Delaware corporation ("PARENT"), AX Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), United/HealthScope, Inc. d/b/a Advica Health Resources, a Delaware corporation, (the "COMPANY") and AHR Seller Group, LLC, a Delaware limited liability company (the "STOCKHOLDER"). The Stockholder is a party to this Agreement for purposes of Article III, V and VIII only.

                                    RECITALS

         A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective Stockholder that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

         C. The Company and the Stockholder, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."


         1.2 Effective Time. The date of this Agreement is referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) and the accompanying officers' certificates, each in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the "AGREEMENT OF MERGER"), in accordance with the applicable provisions of Delaware

Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing shall be referred to herein as the "EFFECTIVE TIME").


         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation and Bylaws.

            (a) Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Advica Health Resources, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such bylaws.

         1.5 Directors and Officers.

            (a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

            (b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

         1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:



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

                "ADDITIONAL CONSIDERATION" shall mean the amount equal to the quotient obtained by dividing (x) $400,000 by (y) the Closing Stock Price.

                "AGGREGATE CONSIDERATION" shall mean 70,000 shares of Parent Common Stock.

                "CLOSING STOCK PRICE" shall mean the average per share closing sale price of Parent Common Stock as quoted on the Nasdaq National Market for the ten (10) business days ending immediately prior to December 31, 2001.

                "COMPANY CAPITAL STOCK" shall mean the (i) shares of Company Common Stock and (ii) shares of Company Preferred Stock.

                "COMPANY COMMON STOCK" shall mean the shares of Common Stock of the Company.

                "COMPANY PREFERRED STOCK" shall mean the shares of Series A Preferred Stock of the Company.

                "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                "KNOWLEDGE" shall mean (i) with respect to the Company, actual knowledge of the Company's officers and directors and the knowledge that such person would have obtained of the matter represented after reasonable inquiry thereof under the circumstances and (ii) with respect to the Stockholder, the actual knowledge of the Stockholder.

                "MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the business, assets (including intangible assets; financial or otherwise), results of operations or capitalization of the Company and its subsidiaries, taken as a whole.

                "PARENT COMMON STOCK" shall mean shares of Common Stock of Parent.

                "STOCKHOLDER" shall mean each holder of any Company Capital Stock immediately prior to the Closing Date.

                "TOTAL OUTSTANDING SHARES" shall be the aggregate number of shares of Company Common Stock (including any other rights convertible into, or exercisable or exchangeable for, shares of Company Common Stock on an as-converted, exercised or exchanged basis) issued and outstanding immediately prior to the Effective Time.


            (b) Conversion of Company Common Stock. At the Effective Time, each outstanding share of the Company Common Stock (assuming conversion of all Company Preferred Stock), upon the terms and subject to the conditions set forth below and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive such number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) Aggregate Consideration by (y) the Total Outstanding Shares, upon the terms and subject to conditions set forth in this Section 1.6 and throughout this Agreement. The Aggregate Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

            (c) Payment of Additional Consideration. If Medical Pathways Management remains a customer of the Surviving Corporation beyond December 31, 2001 and the Surviving Corporation has collected revenues from Medical Pathways Management of not less than $2,000,000 for the twelve (12) month period ending December 31, 2001, Parent shall pay the Additional Consideration to the Stockholder no later than January 31, 2002. Parent agrees to use commercially reasonable efforts to retain Medical Pathways Management as a customer.

            (d) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, the Stockholder shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Stock Price.

         1.7 Surrender of Certificates.

            (a) Exchange Agent. Gary Scherping, Vice President of Finance of Parent, shall serve as the exchange agent (the "EXCHANGE AGENT") for the Merger.

            (b) Parent to Provide Parent Common Stock. Promptly after the Effective Time, but in any event not later than immediately following written confirmation of approval of the Merger by the Secretary of State of the State of Delaware, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

            (c) Exchange Procedures. On the Closing Date, the Stockholder will surrender the certificate representing its shares of Company Common Stock (the "COMPANY STOCK CERTIFICATES") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions that Parent may reasonably request. Upon surrender of the Company Stock Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.7(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to
Section 1.6, and the Company Stock Certificate so surrendered shall be canceled. Until so surrendered, each outstanding Company Stock Certificate will be deemed for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

            (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock paid in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                                  THE COMPANY

     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "DISCLOSURE SCHEDULE") and dated as of the date hereof, that on the date hereof and as of the Effective Time as though made at the Effective Time as follows; provided, that the representations and warranties made as of a specific date will be true and correct as of such date.

     2.1 Organization of the Company.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company conducts its business through wholly-owned subsidiaries that are duly qualified or licensed to do business and in good standing in each jurisdiction in which the business of the Company is conducted. The Company has delivered a true and correct copy of its Certificate of Incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to Parent. Section 2.1(a) of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name (other than as listed in Section 2.1(a) of the Disclosure Schedule).


         (b) The Company's wholly-owned subsidiary, Advica Health Management, Inc., (d/b/a Advica Health Resources) (the "NY SUB"), is a corporation duly organized, validly existing and in good standing under the laws of New York. The Company also has the following wholly-owned subsidiaries: (i) Advica of Long Island, Inc., a New York corporation, (ii) HealthScope of

Connecticut, Inc., a Connecticut corporation, (iii) HealthScope Network, Inc., a New York corporation and (iv) HealthScope IPA, Inc., a New York corporation (together with the NY Sub, the "SUBSIDIARIES"). The Subsidiaries are each a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Company owns all outstanding capital stock of the Subsidiaries and there are no other rights to acquire any capital stock of any of the Subsidiaries. Each Subsidiaries' capitalization is set forth on
Section 2.1(b) of the Disclosure Schedule. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. The Company has delivered a true and correct copies of the incorporation documents and bylaws of each of the Subsidiaries to Parent. All of the officers and directors of the Company and the Subsidiaries have resigned as of the Effective Time.

     2.2 Company Capital Structure.

         (a) The authorized capital stock of the Company consists of (i) 2,000,000 shares of Class A Common Stock, of which 293,638 shares are issued and outstanding as of the date hereof and all of which have been issued to the Stockholder, (ii) 150,000 shares of Class B Common Stock, none of which are issued and outstanding and (iii) 5,000,000 shares of Company Preferred Stock, 708,957 shares of which are designated Series A Preferred Stock and none of which are issued and outstanding as of the date hereof. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company) in compliance with all applicable federal, state, foreign or local statutes, laws, rules or regulations, including federal and state securities laws. The Company has not, and will not have, suffer or incur any, liability (contingent or otherwise) or Loss (as defined in Section 6.2(a)) relating to or arising out of the issuance or repurchase of any Company Capital Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the Company Preferred Stock are as set forth in the Company's Certificate of Incorporation. There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Company Preferred Stock set forth in the Company's Certificate of Incorporation. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no other capital stock authorized, issued or outstanding. The Stockholder has voted to approve the Merger.

         (b) Except as contained in Section 2.2(b) of the Disclosure Schedule, the Company and the Subsidiaries have never effectuated or maintained any stock option plan or other plan providing for equity compensation of any person. As of the Effective Time, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any of the Subsidiaries is a party or by which it is bound obligating the Company or any of the Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of the Subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Common Stock and all rights to acquire or receive any shares of Company Common Stock, whether or not such shares of Company Common Stock are outstanding.


     2.3 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined in this Section 2.3) to which they are party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholder. This Agreement and the Merger have been approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company and/or the Stockholder is a party has been duly executed and delivered by the Company and the Stockholder, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and the Stockholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. For all purposes of this Agreement, the term "RELATED AGREEMENTS" shall mean the Agreement of Merger and any other agreements to which the Company is a party that it enters into in order to consummate the transactions contemplated therein.

     2.4 No Conflict. The execution and delivery by the Company and the Stockholder of this Agreement and any Related Agreement to which the Company and/or the Stockholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the certificate of incorporation or bylaws of the Company or any of the Subsidiaries, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a "CONTRACT" and collectively the "CONTRACTS") to which the Company or any of the Subsidiaries or any of its properties or assets (including intangible assets), or to which any of the Stockholder is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or any of its properties (tangible and intangible) or assets, or applicable to the Stockholder. The Company and the Subsidiaries are in material compliance with and have not breached or defaulted under, or received notice that there has been a breach or default under, any of the terms or conditions of any Contract, nor is the Company aware of any event that would constitute such a breach or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and the Company and Subsidiaries are not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Contract subject to any default thereunder. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Company and the Subsidiaries will be permitted to exercise all of their rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiaries would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

     2.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company and/or the Stockholder in connection with the execution and delivery of this Agreement and any of the Related Agreements or the consummation of the transactions contemplated hereby, except for (i) the filing of the Merger Agreement with the Secretary of State of the State of Delaware, and (ii) the approval of this Agreement and the transactions contemplated hereby by the Stockholder.

     2.6 Company Financial Statements. Section 2.6 of the Disclosure Schedule sets forth (i) the Company's audited financial statements as of December 31, 1999, and the related statements of income, cash flow and Stockholder equity for the twelve (12) month period ended December 31, 1999 (the "YEAR-END FINANCIALS") and (ii) the Company's unaudited financial statements as of September 30, 2000, and the related unaudited statements of income for the nine (9) months ended September 30, 2000 (collectively, the "INTERIM FINANCIALS," and, together with the Year-End Financials, collectively, the "FINANCIALS"). The Financials are correct in all material respects and have been prepared from, and in accordance with, the books and records of the Company and in accordance with GAAP consistently applied (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the financial condition and results of operation of the Company as of and for the periods indicated, subject in the case of the Interim Financials to normal year-end adjustments, applied in accordance with the past practices of the Company. The Company's unaudited balance sheet as of September 30, 2000 is referred to hereinafter as the "CURRENT BALANCE SHEET."

     2.7 No Undisclosed Liabilities. As of the date of the Current Balance Sheet, there were no liabilities of a type required by GAAP to be reflected in a balance sheet that were not so reflected in the Current Balance Sheet.

     2.8 No Changes. Since the date of the Current Balance Sheet, there has not been, occurred or arisen any:

         (a) amendments or changes to the Certificate of Incorporation or bylaws of the Company;

         (b) capital expenditure or capital expenditure commitment by the Company or the Subsidiaries exceeding $10,000 individually or $25,000 in the aggregate;

         (c) except as set forth in Section 2.8(c) of the Disclosure Schedule, payment, discharge or satisfaction, in any amount in excess of $10,000 in any one case, or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

         (d) except as set forth in Section 2.8(d) of the Disclosure Schedule, destruction of, damage to or loss of any material assets or material business or loss of any material customer of the Company or any of the Subsidiaries;

         (e) claim of wrongful discharge or other unlawful employment practice or action;

         (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries other than as required by GAAP;

         (g) change in any election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (h) revaluation by the Company or any of the Subsidiaries of any of their assets as set forth on the Current Balance Sheet;

         (i) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock or Company Preferred Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock or Company Preferred Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Company Preferred Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock or Company Preferred Stock (or warrants or other rights convertible into, exercisable or exchangeable therefor), except as set forth in the Exchange Agreement dated as of November 8, 2000 between the Stockholder and certain other parties (the "EXCHANGE AGREEMENT");

         (j) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except for settlements in lieu of contractual termination rights with certain senior executives and other personnel of the Company;

         (k) other than any contract not involving the license, purchase or sale of Intellectual Property or Intellectual Property Rights (each as defined in
Section 2.12 hereof) entered into in the ordinary course of business consistent with past practice involving an amount not in excess of $10,000 individually or $25,000 in the aggregate, any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which its assets (including intangible assets) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which its assets are bound;

         (l) sale, lease or other disposition of any of the material assets or material properties of the Company or any of the Subsidiaries or any creation of any security interest in such material assets or material properties, except as set forth in the Exchange Agreement;

         (m) loan by the Company or any of the Subsidiaries to any person or entity, incurring by the Company or any of the Subsidiaries of any indebtedness, guaranteeing by the Company or any of the Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

         (n) waiver or release of any right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries;

         (o) except as set forth in Section 2.8(o) of the Disclosure Schedule, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of the Subsidiaries or their affairs, or any reasonable basis for any of the foregoing;

         (p) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.12 hereof) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.12 hereof);

         (q) issuance or sale, or contract to issue or sell, by the Company or any of the Subsidiaries of any shares of Company Common Stock or the capital stock of any of the Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or the capital stock of any of the Subsidiaries, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise thereof;

         (r) (i) license of any Intellectual Property or entering into of any agreement with respect to the Intellectual Property of any person or entity,
(ii) agreement with respect to the development of any Intellectual Property with a third party or (iii) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

         (s) agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company, except for transactions in connection with the modification to the Mpower License Agreement as set forth in the Letter Agreement between Parent and the NY Sub dated October 6, 2000;

         (t) hiring or termination of employees of the Company or any of the Subsidiaries, except as set forth in Section 2.8(t) of the Disclosure Schedule;

         (u) except as set forth in Section 2.8(u) of the Disclosure Schedule, any material event or condition that has had or is reasonably likely to have a Material Adverse Effect on the Company or any of the Subsidiaries;

         (v) agreement by the Company or any of the Subsidiaries or any officer or employees pursuant to which the Company or any of the Subsidiaries are bound to do any of the things described in the preceding clauses (a) through (u) of this Section 2.8 (other than negotiations and agreements with Parent and its representatives regarding or in connection with the transactions contemplated by this Agreement); or

         (w) except as described in the preceding clauses (a) through (v) of this Section 2.8, any material transaction (or series of related transactions) by the Company involving aggregate consideration in excess of $25,000, except in the ordinary course of business as conducted on that date and consistent with past practices.

     2.9 Tax Matters.

         (a) Definition of Taxes. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.9(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses
(i) or (ii) of this Section 2.9(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         (b) Tax Returns and Audits.

            (i) As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company and the Subsidiaries or their operations and such Returns are true and correct and have been completed in accordance with applicable law.

            (ii) As of the Effective Time, the Company and the Subsidiaries (A) will have timely paid all Taxes they are required to pay and withheld with respect to their employees all federal and state income taxes, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods preceding the Current Balance Sheet and will not have incurred any liability for Taxes for the period commencing after the date of the Current Balance Sheet and ending immediately prior to the Effective Time, other than in the ordinary course of business.

            (iii) The Company and the Subsidiaries have not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

            (iv) No audit or other examination of any Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company or any of the Subsidiaries been notified of any request for such an audit or other examination.

            (v) The Company and the Subsidiaries have no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and the Subsidiaries have not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

            (vi) The Company and the Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns filed for all periods since its inception.

            (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "LIENS") on the assets of the Company or any of the Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

            (viii) The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

            (ix) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

            (x) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

            (xi) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

            (xii) The Company's and the Subsidiaries' tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's and Subsidiaries' tax books and records.

            (xiii) Neither the Company nor any of the Subsidiaries have been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

            (xiv) No adjustment relating to any Return filed by the Company or any Subsidiary has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

            (xv) Neither the Company nor any of the Subsidiaries (a) been a member of an affiliated group (within the meaning of Code ss.1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (c) been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

            (xvi) Neither the Company nor any of the Subsidiaries have constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "Series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

         (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of the Subsidiaries is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company or any of the Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.


     2.10 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Subsidiaries is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of the Company or any of the Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of the Subsidiaries, the conduct of business by the Company or otherwise limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is materially restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.11 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

         (a) Neither the Company nor any of its Subsidiaries owns any real property, nor has it ever owned any real property. Section 2.11(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party.

         (b) The Company and the Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and
(iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

         (c) Section 2.11(c) of the Disclosure Schedule lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company and the Subsidiaries and such

Equipment is (i) adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) to the Knowledge of the Company, in good operating condition, regularly and properly maintained, subject to normal wear and tear.


         (d) The Company and the Subsidiaries have sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER INFORMATION"), except for the rights of such customers in the Customer Information not granted by the Company. No person other than the Company or the Subsidiaries possesses any claims or rights with respect to use of the Customer Information, except for the rights of such customers in the Customer Information not granted by the Company or the Subsidiaries.

     2.12 Intellectual Property.

         (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

     "INTELLECTUAL PROPERTY" shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, development tools, documentation, designs, files, records, data, all media on which any of the foregoing is recorded, all web addresses, sites and domain names, and mask works, (ii) inventions (whether or not patentable), invention disclosures, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, customer lists and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites,
(vii) tools, methods and processes, and (viii) all instantiations and disclosures of the foregoing in any form and embodied in any media and all documentation relating to the foregoing.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean common law and statutory rights worldwide associated with (i) patents and patent applications, (ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information,
(iv) trademarks, trade names and service marks, logos, common law trademarks and service marks, trademark and servicemark registrations and applications and application therefor and all goodwill associated therewith throughout the world,
(v) divisions, continuations, continuations-in-part, renewals, reissuances, provisionals and extensions of the foregoing (as applicable), all mask works, mask work registrations and applications therefore throughout the world.

     "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or any of the Subsidiaries.

     "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority anywhere in the world.

         (b) The Company owns no Registered Intellectual Property, in whole or in part. All Intellectual Property licensed to the Company is free and clear of any Liens or other encumbrances. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

         (c) Other than (i) "shrink-wrap" and similar widely available binary code and commercial end-user licenses and (ii) as set forth on Section 2.12(f) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of the Subsidiaries for which the Company or any of the Subsidiaries has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto, and the Company and the Subsidiaries thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment.

         (d) The Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

         (e) Other than (i) "shrink-wrap" and similar widely available binary code and commercial end-user licenses, and (ii) as set forth in Section 2.12(f) of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted or is currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development). Consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company in any Company Intellectual Property.

         (f) Other than "shrink-wrap" and similar widely distribute binary code and commercial end-user licenses, Section 2.12(f) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of the Subsidiaries is a party with respect to any Intellectual Property and Intellectual Property Rights. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company or any of the Subsidiaries has ownership rights or license rights to improvements made by the Company or any of the subsidiaries in such Intellectual Property which has been licensed to the Company or any of the Subsidiaries.

         (g) Other than "shrink-wrap" and similar widely distributed binary code and commercial end-user licenses, Section 2.12(g) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of the Subsidiaries and any other person wherein or whereby the Company or any of the Subsidiaries have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of the Subsidiaries or such other person of the Intellectual Property Rights of any person other than the Company or any of the Subsidiaries.

         (h) The operation of the business of the Company and the Subsidiaries as it currently is conducted or is currently contemplated to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company and the Subsidiaries has not, does not and, to the Knowledge of the Company will not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of the Subsidiaries has received no notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of the Subsidiaries infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

         (i) There are no contracts, licenses or agreements between the Company or any of the Subsidiaries and any other person with respect to Company Intellectual Property under which there is any dispute, to the Knowledge of the Company, regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of the Subsidiaries thereunder.

         (j) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise (to the extent that such transactions are deemed to effect such assignment) of any contracts or agreements to which the Company is a party, will result in: (i) Parent, Sub or the Company granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, Sub or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) Parent, Sub or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

         (k) To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

         (l) The Company has taken reasonable steps to protect the Company's and Subsidiaries' rights in confidential information and trade secrets of the Company or provided by any other person to the Company or any of the Subsidiaries. Without limiting the foregoing, the Company and the Subsidiaries have, and enforce, a policy requiring each employee and certain consultants to execute confidentiality agreements substantially in the Company's standard forms, and all or substantially all current and former employees and certain consultants of the Company have executed such an agreement in substantially the Company's standard form.

         (m) No Company Intellectual Property or, to the Knowledge of the Company, Intellectual Property Rights or service of the Company or any of the Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of the Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

         (n) To the Knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

         (o) None of the Company Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.


     2.13 Agreements, Contracts and Commitments.

         (a) Except as set forth in or excepted from (by virtue of the specific exclusions contained in Section 2.12(g) or Section 2.12(h) of the Disclosure Schedule) Sections 2.12(g) and 2.12(h) of the Disclosure Schedule, or as set forth in Section 2.13(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or is it bound by:

            (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

            (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (iii) any fidelity or surety bond or completion bond;

            (iv) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

            (v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

            (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

            (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

            (viii) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

            (ix) any construction contracts;

            (x) any dealer, distribution, joint marketing or development agreement;

            (xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other agreement for use or distribution of the Company's products, technology or services; or

            (xii) any other agreement, contract or commitment that involves $10,000 individually or $25,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

     2.14 Interested Party Transactions. Except as set forth in Section 2.14 of the Disclosure Schedule, no officer, director or, to the Knowledge of the Company, stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of the Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of the Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of the Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.14.

     2.15 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's or the Subsidiaries' business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company or Subsidiaries. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

     2.16 Litigation. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or to the Knowledge of the Company threatened, against the Company or any of the Subsidiaries, any of its properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

     2.17 Accounts Receivable.

         (a) The Company and the Subsidiaries have made available to Parent a list of all accounts receivable of the Company as of September 30, 2000, together with a range of days elapsed since invoice.

         (b) All of the Company's accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and, are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to September 30, 2000, as reflected on the books and records of the Company (which are prepared in accordance with GAAP). Except as set forth in
Section 2.17(b) of the Disclosure Schedule, no person has any Lien on any of the Company's accounts receivable and no request or agreement for deduction or discount has been made with respect to any of the Company's accounts receivable.

     2.18 Accounts Payable. Section 2.18 of the Disclosure Schedule sets forth, as of the date or dates set forth therein, (i) the name of each person to which the Company or any of its Subsidiaries has any accounts payable (including accrued expenses payable) and (ii) the amount, if any, to which such persons has agreed in writing to reduce such account payable. The Company has delivered to the Purchaser copies of all correspondence, agreements and other documentation related to any reduction of the accounts payable referred to in clause (iii).


     2.19 Minute Books. The minutes of the Company made available to Parent or to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings of the Board of Directors (or committees thereof) of the Company and its Stockholder or actions by written consent since the time of incorporation of the Company.

     2.20 Environmental Matters.

         (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of the Company, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

         (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

         (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no Knowledge of any fact or circumstance which is reasonably likely to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.21 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

     2.22 Employee Benefit Plans and Compensation.

         (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

     "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

     "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "DOL" shall mean the United States Department of Labor.

     "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any Affiliate.

     "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between the Company or any Affiliate and any Employee.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

     "IRS" shall mean the United States Internal Revenue Service.

     "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

     "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.


         (b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company has no plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Schedule 2.22(b) of the Disclosure Schedule also sets forth a table setting forth the name and salary of each employee of the Company.

         (c) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(is) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the most recent plan year, and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

         (d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or to the Knowledge of the Company threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company threatened by the IRS or DOL with respect to any Company Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

         (e) No Pension Plans. Neither the Company nor any other Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any
(i) Pension Plans subject to Title IV of ERISA, or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA.

         (f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

         (g) COBRA. The Company and each Affiliate has, prior to the Effective Time, materially complied with the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

         (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as expressly required by this Agreement.

         (i) Employment Matters. The Company: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or to the Knowledge of the Company threatened, or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

         (j) Labor. No work stoppage or labor strike against the Company is pending or to the Knowledge of the Company threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company threatened, or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. To the Knowledge of the Company, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         (k) No Interference or Conflict. To the Knowledge of the Company, no stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted, will to the Knowledge of the Company conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.

     2.24 Compliance with Laws. The Company and the Subsidiaries have materially complied with and are not in material violation of any foreign, federal, state or local statute, law or regulation nor have either the Company or any of the Subsidiaries received any notice of non-compliance or violation with respect thereto.

     2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.12(h) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of the Subsidiaries have given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of the Subsidiaries.

     2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

     2.27 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, nor any statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to Stockholder in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent which is contained in any of the foregoing documents.

     Each disclosure made in any section of the Disclosure Schedule shall be deemed to be disclosed in and incorporated into all sections of the Disclosure Schedule.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants to Parent and Sub that on the date hereof and as of the Effective Time as though made at the Effective time as follows:

     3.1 Liens and Encumbrances. The Stockholder is the sole beneficial owner of the Company Capital Stock.

     3.2 Title. The Stockholder has good and marketable title to the Company Capital Stock and the right and authority to transfer and sell Company Capital Stock without any third party consent (unless such third party consent has been obtained).

     3.3 Authorization. This Agreement, when executed and delivered by the Stockholder, will constitute valid and legally binding obligations of the Stockholder, enforceable in accordance with its terms, except as may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.4 Ownership and Rights. Immediately after the Closing, the Stockholder will, directly or indirectly, own no capital stock or debt or rights to acquire any capital stock or debt of the Company, nor be a party to any agreement with the Company other than this Agreement.

     3.5 Approval of Merger. The Stockholder has voted to approve the Merger.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby represent and warrant to the Company that on the date hereof and as of the Effective Time as though made at the Effective Time as follows; provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

     4.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent (a "PARENT MATERIAL ADVERSE EFFECT"); provided, however, changes in the trading prices of Parent Common Stock (in and of itself) shall not be deemed a Parent Material Adverse Effect.

     4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.3 Capital Structure.

         (a) The authorized stock of Parent consists of 100,000,000 shares of Common Stock, $.01 par value, of which 16,254,801 shares were issued and outstanding as of September 30, 2000, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value. No shares of Preferred Stock are issued or outstanding. The authorized capital stock of Sub consists of 100 shares of Common Stock, $.001 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, are not subject to preemptive rights created by statute, the charter documents or Bylaws of Parent as currently in effect or any agreement to which Parent is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. As of September 30, 2000, Parent has reserved 3,050,000 shares of Common Stock for issuance pursuant to its employee and director stock and option plans.

         (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound and will be issued in compliance with federal and state securities laws.

     4.4 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation, as amended, and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT") or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect or will not affect on the legality, validity or enforceability of this Agreement.

     4.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect, and
(iii) the filing of the Merger Agreement with the Secretary of State of the State of Delaware.

     4.6 SEC Documents; Parent Financial Statements. Parent has made available to the Company a true and complete copy of each annual, quarterly and other report, registration statement (without exhibits) and definitive proxy statement filed by Parent with the Securities and Exchange Commission (the "SEC") since December 31, 1999 (the "PARENT SEC DOCUMENTS"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the "PARENT FINANCIAL STATEMENTS") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated

(except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Registration Rights Agreement. Pursuant to a Registration Rights Agreement in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT"), Parent shall agree to grant "piggy back" rights with respect to the registration under the Securities Act of the resale by the Stockholder of Parent Common Stock to be issued to Stockholder. The parties hereto acknowledge and agree that the Parent Common Stock to be issued pursuant to this Agreement shall constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act until so registered.

     5.2 Restrictions on Transfer. Each share of Parent Common Stock to be issued hereunder shall be issued without any legend restricting such transfer of shares except (i) as it relates to restrictions on transfer pursuant to Rule 144 or of the Securities Act or (ii) any other legend in the opinion of counsel for Parent required to comply with the Securities Act.

     5.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access upon reasonable prior notice, during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, including the Company's source code, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, except that Parent shall in good faith notify the Company prior to the Effective Time of any circumstances learned as a result of such investigation that, to the Knowledge of Parent, may be deemed to violate any of the representations and warranties set forth herein.

     5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement effective as of October 3, 2000 (the "CONFIDENTIAL DISCLOSURE AGREEMENT") among the Company and Parent.

     5.5 Expenses. Except as set forth in the following sentence, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (the "THIRD PARTY EXPENSES") incurred by or on behalf of a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Company shall provide Parent with a statement of an estimate of the Third Party Expenses (the "ESTIMATED THIRD PARTY EXPENSES") incurred by or on behalf of the Company three (3) business days following the Closing Date (the "STATEMENT OF EXPENSES"), which expenses shall be paid by Parent within twenty (20) business days of receipt of the Statement of Expenses. Notwithstanding the foregoing, the Third Party Expenses of the Company in excess of $100,000 shall be deducted from the Aggregate Consideration.

     5.6 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.


     5.7 Notification of Certain Matters. The Company or the Stockholder, as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or the Stockholder, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or the Stockholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Stockholder pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

     5.8 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

     5.9 Employee Benefits. Employees of the Company who continue in service with the Parent or the Surviving Corporation following the Effective Time shall be eligible to receive benefits consistent with Parent's standard human resources policies. Parent will or will cause the Surviving Corporation to give full credit under such policies for prior service at the Company for purposes of eligibility, vesting, benefit accrual, and determination of the level benefits.

     5.10 Employment Offers. The Company shall use commercially reasonable efforts to encourage each of its employees to accept the offer of employment made by Parent, including without limitation executing and delivering to such employees Parent's standard confidentiality and assignment of inventions agreement.

     5.11 Removal of Liens. The Company shall remove all Liens pursuant to the Uniform Commercial Code on the property of the Company prior to or concurrently with the Closing.

     5.12 Stockholder List. Immediately prior to the Closing, the Company shall provide Parent a statement certified by any officer of the Company setting forth any changes which would have been required to be set forth on Section 2.2(a) and
Section 2.2(b) of the Disclosure Schedule as if such sections of Disclosure Schedules had been made and delivered as of Closing.

                                   ARTICLE VI
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     6.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate nine (9) months after the Closing Date (the "TERMINATION DATE"); provided, however, that the representations and warranties of the Company contained in Section 2.2 and Section 2.9 hereof shall survive indefinitely, and until the expiration of the applicable statute of limitations, respectively. The representations and warranties of the Stockholder contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the Termination Date. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate on the Termination Date.

     6.2 Recovery For Losses.

         (a) Indemnification. The Stockholder agrees to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (including, without limitation, indirect and consequential damages) (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) (collectively, the "INDEMNIFIED PARTIES") directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by Company pursuant to the terms of this Agreement, any failure by the Company to perform or comply with any covenant contained herein. Nothing herein shall limit the liability of the Parent, the Company or Stockholder for any breach of any representation, warranty or covenant if the Merger does not close. The Stockholder shall not have any right of contribution from the Company or Parent with respect to any Loss pursuant to this Article VI. Any claims for Losses must be made on or before the Termination Date.

         (b) Limitations on Indemnification. Except (i) as to any inaccuracy or breach of a representation or warranty contained in Section 2.2 and Section 2.9 hereof and (ii) for claims based on fraud, in the event the Merger is consummated, the maximum amount that the Indemnified Parties may recover for losses under this Agreement shall be the Aggregate Consideration and the Additional Consideration, if such Additional Consideration is paid by Parent. In the event of (i) any inaccuracy or breach of a representation or warranty contained in Section 2.2 and Section 2.9 hereof, or (ii) any claim based on fraud, the Indemnified Parties may recover any and all losses from the Stockholder without limitation. Notwithstanding any provision of this Agreement to the contrary, after the Effective Time Parent shall not be entitled to indemnification until it has recognized Losses in excess of $50,000 in the aggregate, in which case Parent shall be entitled to recover for all Losses in excess of $50,000.

                                  ARTICLE VII
                               GENERAL PROVISIONS

     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

         (a) if to Parent, to:

             XCare.net, Inc.
             6400 S. Fiddler's Green Circle
             Suite 1400
             Englewood, CO 80111
             Attention: Chief Executive Officer
             Telephone No.: (720) 554-1220
             Facsimile No.:  (303) 488-9705

             with a copy to:

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             650 Page Mill Road

             Palo Alto, California 94304
             Attention:  Kathleen B. Bloch, Esq.
             Telephone No.: (650) 493-9300
             Facsimile No.: (650) 493-6811

         (b) if to the Company, to:

             United/Healthscope, Inc.
             4828 Parkway Plaza Blvd.
             Two Parkway Plaza, Suite 170
             Charlotte, NC  28217
             Attention:  Bob Dawson
             Telephone No.: (704) 329-7065
             Facsimile No.: (704) 329-7075

         (c) if to the Stockholder, to:

             AHR Seller Group LLC
             c/o Atlantic Medical Capital, L.P.
             156 West 56th Street, Suite 1605
             New York, NY 10019
             Attention: H. Tomkins O'Connor
             Telephone No.: (212) 307-3580
             Facsimile No.: (212) 957-1586

             With a copy to:

             O'Sullivan, Graev & Karabell, LLP
             30 Rockefeller Plaza, 27th Floor
             New York, NY  10112
             Attention:  Audrey A. Rohan, Esq.
             Telephone No.:  (212) 408-2400
             Facsimile No.:  (212) 218-6220

     7.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     7.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein:
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof,
(ii) are not intended to confer upon any other person any rights or remedies hereunder and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

     7.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     7.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each of the parties hereto irrevocably waives such person's right to a jury trial of any claim or cause of action arising out of this Agreement or any of the transactions contemplated hereby and waives and covenants not to assert or plead any objection which such person might otherwise have to such waiver of jury trial.

     7.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, Parent, Sub, the Company and the Stockholder have caused this Agreement to be signed, all as of the date first written above.

XCARE.NET, INC.                        AX ACQUISITION
                                       CORPORATION

By:                                    By:
    ------------------------------         ---------------------------------
      Name:                                Name:
      Title:                               Title:


                                       UNITED/HEALTHSCOPE, INC.

                                       By:
                                           --------------------------------
                                           Name:
                                           Title:


                                       STOCKHOLDER

                                       By:
                                           --------------------------------
                                           Name:
                                           Title:

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 XCARE.NET, INC.

                           AX ACQUISITION CORPORATION

                               UNITED/HEALTHSCOPE

                                       AND

                              AHR SELLER GROUP, LLC



                          Dated as of November 8, 2000

                                INDEX OF EXHIBITS

         EXHIBIT                    DESCRIPTION
         -------                    -----------

         Exhibit A                  Form of Certificate of Merger

         Exhibit B                  Registration Rights Agreement


                                    EXHIBIT A

                          FORM OF CERTIFICATE OF MERGER

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT